Exhibit 99.1

TerraForm Power Comments on SunEdison’s Chapter 11 Restructuring Filing

TerraForm Power Is Not Included in SunEdison’s Chapter 11 Cases

Will Continue to Operate in Ordinary Course

BETHESDA, Md., April 21, 2016 (GLOBE NEWSWIRE) -- TerraForm Power, Inc. (Nasdaq:TERP), an indirect subsidiary of SunEdison, Inc. (NYSE:SUNE) that owns and operates clean energy power plants, today commented on the voluntary filing made by SunEdison, Inc. and certain of its domestic and international subsidiaries for protection under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the Southern District of New York. TerraForm Power and its sister company, TerraForm Global, Inc. (Nasdaq:GLBL), are not part of the SunEdison bankruptcy filing and have no plans to file for bankruptcy themselves. TerraForm Power and TerraForm Global are publicly listed companies that are separate legal entities and are traded separately on Nasdaq. The equity interests of TerraForm Power and TerraForm Global in their respective wind and solar power plants that are legally owned by their respective subsidiaries are not available to satisfy the claims of creditors of SunEdison.

TerraForm Power believes that it has sufficient liquidity to operate its business.  Although SunEdison’s bankruptcy will present challenges, TerraForm Power expects to continue to operate in the ordinary course and to meet its financial obligations on a timely basis.  In addition, TerraForm Power intends to coordinate with SunEdison so that the Company’s facilities and their operations continue to perform uninterrupted.

SunEdison has been, and is expected to continue to be, an important partner for TerraForm Power, as SunEdison affiliates provide asset management and operations and maintenance (“O&M”) services to many of TerraForm Power’s power plants. TerraForm Power anticipates that SunEdison will continue to provide these asset management and O&M services for TerraForm Power’s power plants following the filing.  In addition, TerraForm Power expects that SunEdison generally will continue to fulfill its obligations to provide corporate level support to TerraForm Power under the Management Services Agreement between SunEdison and TerraForm Power.  Even if certain of those obligations were not fulfilled, TerraForm Power expects to be able to continue operating its business pursuant to contingency plans it has been developing.

As SunEdison announced on April 21, 2016, SunEdison has secured commitments for new capital totaling up to $300 million in debtor-in-possession (“DIP”) financing from a consortium of first and second lien lenders. Subject to Court approval, these financial resources will be made available to SunEdison to support its continuing business operations, minimize disruption to its worldwide projects and partnerships, and make necessary operational changes.

As previously disclosed in filings with the United States Securities and Exchange Commission, the Company’s corporate level revolving credit facility and indentures for its senior unsecured bonds do not include event of default provisions triggered by a SunEdison bankruptcy. While TerraForm Power’s relevant review remains ongoing, the Company has not identified any significant power purchase agreement (“PPA”) that includes a provision that would permit the offtake counterparty to terminate the agreement in the event of a SunEdison bankruptcy. In most of TerraForm Power’s debt-financed projects, SunEdison is a party to a material project agreement or guarantor thereof, such as being a party or guarantor to an asset management or O&M contract. As a result of SunEdison’s bankruptcy filing and delays in the preparation of audited financial statements, there may now exist defaults under many of TerraForm Power’s non-recourse project-debt financing agreements (or such defaults may arise in the future); however, these defaults are generally curable. TerraForm Power will work with its project lenders to obtain waivers and/or forbearance agreements as it seeks to cure such defaults, however no assurances can be given that such waivers and/or forbearance agreements will be obtained.

Additional information is available on TerraForm Power’s website at www.terraformpower.com.

About TerraForm Power

TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

These statements include, without limitation, statements relating to the plans of TerraForm Power and TerraForm Global, Inc. with respect to the bankruptcy filing made by SunEdison and related matters; the adequacy of our liquidity; the impact of the bankruptcy filing by SunEdison on TerraForm Power, including on our debt and PPAs; SunEdison’s future provision of asset management and O&M services; and the ability of SunEdison to comply with the terms of and access the financial resources made available to it under its DIP financing facility.

These forward-looking statements are based on current expectations as of the date of this filing and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of SunEdison to develop, prosecute, confirm and consummate its Chapter 11 plan of reorganization; the effect of SunEdison’s Chapter 11 filing on our relationships with third parties and employees, our projects, and our expenses; proceedings that may be brought by third parties in connection with SunEdison’s Chapter 11 process; the ability of SunEdison to comply with the terms of its DIP financing facility; SunEdison's ability to obtain additional financing; SunEdison's ability to retain key management and employees; decisions by SunEdison and the Bankruptcy Court in the Chapter 11 process; and additional factors we have described in other filings with the Securities and Exchange Commission.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the SEC.

TerraForm Power undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contacts:

Investors:
Brett Prior
TerraForm Power
investors@terraform.com

Media:
Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449